Exhibit 99.1
Dobson Communications Again Increases Subscribers and EBITDA in the
Third Quarter of 2006
OKLAHOMA CITY, Nov. 6, 2006 — Dobson Communications Corporation (Nasdaq:DCEL) continued to increase subscribers and EBITDA in the third quarter of 2006, compared with the same period of 2005. Strong performance in the third quarter set the stage for the Company to achieve its 2006 operating goals and to maintain strong growth momentum as it enters 2007, Dobson said.
Dobson reported net income applicable to common shareholders of $25.9 million, or $0.14 per share on a fully diluted basis, for the third quarter ended September 30, 2006. Net income for the quarter included a $7.9 million income tax benefit. (See Table 1.) For the third quarter of 2005, Dobson reported a net loss applicable to common shareholders of $65.9 million, or $0.45 per share, which included a $66.4 million loss on redemption and repurchases of mandatorily redeemable preferred stock.
Third quarter 2006 gross subscriber additions continued to trend favorably. The Company reported 139,500 total gross additions for the third quarter of 2006, an increase of 6.2 percent over the third quarter of 2005. The increase in postpaid customers was even stronger, with Dobson reporting 92,100 postpaid gross additions in the third quarter of 2006, an 8.6 percent increase over postpaid gross additions in the third quarter of 2005. (See Table 3.)
The Company also substantially improved its customer retention results. Postpaid customer churn was 1.95 percent in the third quarter of 2006, compared with 2.82 percent in the third quarter of 2005.
As a result, Dobson increased its subscriber base for the third consecutive quarter. The Company reported 23,500 net subscriber additions for the third quarter of 2006, which included 11,300 postpaid customers, 14,500 prepaid customers, and a reduction of 2,300 reseller customers. Dobson added another 1,400 subscribers through acquisitions in Alaska during the third quarter.
In the third quarter of 2005, Dobson reported a reduction of 24,100 net subscribers, which included a reduction of 34,500 postpaid customers and the addition of 3,300 prepaid and 7,100 reseller subscribers.
The Company reported EBITDA of $124.7 million for the third quarter of 2006, an increase of 4.4 percent over EBITDA of $119.5 million for the third quarter of 2005. Please see Table 3 for the reconciliation of EBITDA to GAAP measures.
“With a third consecutive quarter of positive results this year, Dobson is poised to complete a strong 2006 and to continue growing EBITDA, operating margins and free cash flow in 2007,” said Steve Dussek, president and chief executive officer. “Our goal is to continue improving the overall customer experience companywide. We remain focused on growing our subscriber base, revenue, EBITDA and operating margins.”

Service Revenue and ARPU Continued to Increase
Third quarter service revenue continued to increase, driven by Dobson’s growing subscriber base and continued increases in average revenue per unit (ARPU). Service revenue was $232.3 million for the third quarter of 2006, reflecting ARPU of $49.16. This compared with $221.3 million in service revenue and ARPU of $46.77 for the third quarter of 2005.
Growth in data revenue helped generate higher ARPU and service revenue. Data contributed $4.34 in third quarter ARPU, compared with $2.56 in the third quarter of 2005 and $3.79 in second quarter 2006.
Roaming revenue for the third quarter 2006 was $87.4 million, based on 846 million roaming minutes of use (MOUs) and an average yield of 10.3 cents. This compared with roaming revenue of $80.4 million for the third quarter of 2005, which reflected 669 million roaming MOUs and an average yield of 12.0 cents.
Third quarter 2006 operating expenses were generally in line with the Company’s expectations, with increased marketing and selling expense reflecting growth in gross additions and higher retail operating costs, and increased cost of service reflecting the deployment of additional cell sites, the costs of operating acquired properties, and higher incollect roaming costs.
Cost of service for the third quarter of 2006 was $88.8 million, an increase of $10.9 million over cost of service for the third quarter of 2005. Approximately $4.4 million of this increase related primarily to the operating costs of 264 cell sites that the Company has added since October 1, 2005, and the cost of operating another 109 cell sites that were acquired in Texas and Alaska in June and August 2006.
Another $3.7 million in additional cost of service reflected the year-over-year increase in incollect roaming — the cost incurred when Dobson customers roam off-network. However, the Company noted that the growth rate of incollect MOUs per subscriber is slowing as it completes the transition of its subscriber base from TDMA to GSM calling plans. Incollect MOUs per subscriber were 84 per month in the third quarter of 2006, an increase of 7.7 percent from the second quarter of 2006. From the second to the third quarter of 2005, incollect MOUs per subscriber increased 15.7 percent.
Incollect cost per MOU declined by 1.1 cents, to 5.6 cents in the third quarter of 2006, compared with 6.7 cents in the third quarter last year.
Marketing and selling expense increased on a year-over-year basis primarily in line with higher gross additions and increases in agent commissions, retail rent and other retail operating costs. Cost per gross addition was $434 in the third quarter of 2006, compared with $421 in the same period of 2005.
Dobson reduced general and administrative expense by $3.2 million to $47.5 million for the third quarter of 2006, compared with $50.7 million in the third quarter of 2005. This improvement occurred despite the recognition of $1.8 million related to the expensing of stock options associated with SFAS 123R, which became effective January 1, 2006. Of this total amount, $1.4 million was in general and administrative expense for the third quarter of 2006.
The Company’s subscriber base was 1,588,600 subscribers as of September 30, 2006. At September 30, 2006, 86 percent of subscribers and 90 percent of postpaid subscribers were on GSM calling plans.

At the end of the third quarter of 2005, Dobson had 1,565,900 subscribers, with 58 percent of total subscribers and 62 percent of postpaid customers on GSM calling plans.
Capital expenditures were $35.1 million in the third quarter of 2006, of which $24.6 million was reported by Dobson Cellular Systems and $10.5 million by American Cellular Corporation. In total, the Company built 73 cell sites and acquired an additional 6 in new markets during the third quarter of 2006. Consequently, Dobson operated a total of 2,850 cell sites at September 30, 2006.
At September 30, 2006, Dobson’s balance sheet included $222.5 million in cash, short-term investments and restricted investments; $2.6 billion in long-term debt; and $135.7 million in preferred stock. (See Table 2.)
Settlement of Shareholder Suit
Dobson also announced that it has reached an agreement in principle to settle the previously disclosed consolidated securities class action pending in the United States District Court for the Western District of Oklahoma. The settlement agreement, which is subject to court approval, would resolve all pending claims against the Company and all named individual defendants and includes all persons who purchased the Company’s publicly traded securities between May 6, 2003 and August 9, 2004. The settlement provides for $3.4 million to be paid to settle claims submitted by class members and the plaintiffs’ attorneys’ fees. A substantial portion of the settlement amount is covered by insurance.
Third Quarter 2006 Conference Call
On Tuesday, November 7, 2006, Dobson plans to conduct its third quarter earnings conference call beginning at 9:00 a.m. CT (10:00 a.m. ET). Along with third quarter results, Dobson may comment on recent operating trends and its outlook. Investors may listen by phone or via web-cast on Dobson’s web site at www.dobson.net. Those interested may access the call by dialing:

Conference call	(800) 946-0783
International	(719) 457-2658
Pass code	7604378
A replay of the call will be available later in the day via Dobson’s web site or by phone.

Replay	(888) 203-1112 or (719) 457-0820
Pass code	7604378
The replay will be available by phone for two weeks. For further analysis of quarterly results, please see the Company’s quarterly report on Form 10-Q, which Dobson plans to file on or before Nov. 9, 2006.
Dobson Communications is a leading provider of wireless phone services to rural and suburban markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 17 states. For additional information, please visit its web site at www.dobson.net.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, increased levels of competition or other factors that might inhibit the growth of its subscriber base; shortages of key network equipment and/or handsets; substantial leverage and debt service requirements; restrictions on the Company’s ability to finance its growth; increased operating costs; changes in the Company’s roaming agreements that could affect revenue and/or earnings expectations; technology changes; regulatory changes; changes in end-user requirements and preferences; and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.
Table 1
Dobson Communications Corporation
Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	($ in thousands except per share data)
	(unaudited)
Operating Revenue
Service revenue	$232,324	$221,311	$671,679	$643,377
Roaming revenue	87,365	80,430	213,188	195,009
Equipment & other revenue	16,681	14,078	51,161	46,857

Total	336,370	315,819	936,028	885,243

Operating
Expenses (excluding depreciation & amortization)
Cost of service (exclusive of depreciation & amortization shown separately below)	88,809	77,950	246,385	219,214
Cost of equipment	33,152	32,156	102,267	96,777
Marketing & selling	42,155	35,535	121,274	105,484
General & administrative	47,527	50,725	141,596	144,844

Total	211,643	196,366	611,522	566,319

EBITDA(a)	124,727	119,453	324,506	318,924

Gain on disposition of operating assets	1,566	1,432	4,823	2,371
Depreciation & amortization	(47,776)	(49,102)	(146,206)	(151,012)

Operating income	78,517	71,783	183,123	170,283

Interest expense	(57,840)	(62,457)	(172,661)	(184,457)
Loss from extinguishment of debt	—	—	(12,717)	—
Loss on redemption of mandatorily redeemable preferred stock	—	(66,383)	(1,482)	(66,383)
Dividends on mandatorily redeemable preferred stock	—	(5,464)	(709)	(21,391)
Other income, net	1,810	2,633	5,345	2,611
Minority interests in income of subsidiaries	(2,447)	(2,347)	(6,980)	(6,823)

Income (loss) before income taxes	20,040	(62,235)	(6,081)	(106,160)
Income tax benefit (expense)	7,939	(1,196)	17,120	9,443

Net income (loss)	27,979	(63,431)	11,039	(96,717)
Dividends on preferred stock	(2,036)	(2,419)	(6,785)	(6,708)

Net income (loss) applicable to common stockholders	$25,943	$(65,850)	$4,254	$(103,425)

Basic net income (loss) applicable to common stockholders per common share	$0.15	$(0.45)	$0.03	$(0.75)

Basic weighted average common shares outstanding	170,482,730	146,485,519	169,996,467	138,173,375

Diluted net income (loss) applicable to common stockholders per common share	$0.14	$(0.45)	$0.02	$(0.75)

Diluted weighted average common shares outstanding(b)	203,456,163	146,485,519	173,393,296	138,173,375

(a)	EBITDA is defined as income (loss) from continuing operations before depreciation and amortization, gain on disposition of operating assets, interest expense, loss from extinguishment of debt, loss on redemption of mandatorily redeemable preferred stock, dividends on mandatorily redeemable preferred stock, other income, net, minority interest in income of subsidiaries and income tax benefit (expense). We believe that EBITDA provides meaningful additional information concerning a company’s operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity’s ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital intensive industry such as wireless communications. You should not construe EBITDA as an alternative to net loss as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies.

(b)	For the three months ended September 30, 2006, dilutive shares include potentially dilutive shares from option grants, our Series F convertible preferred stock and our convertible debt. For the nine months ended September 30, 2006, dilutive shares include potentially dilutive shares from option grants. Both our series F convertible preferred stock and our convertible debt were anti-dilutive for the nine month period ending September 30, 2006.

Table 2
Dobson Communications Corporation
Selected Balance Sheet and Statistical Data

Balance Sheet Data:	September 30,	December 31,
	2006	2005
	($ in millions)	($ in millions)
	(unaudited)
Cash and cash equivalents (unrestricted)(a)(b)	$212.8	$196.5
Restricted investments	$4.4	$4.5
Short-term investments	$5.3	$—

Debt:
DCC Senior Floating Rate Notes	$150.0	$150.0
DCC Senior Convertible Debentures	160.0	160.0
DCS 8.375% Senior Notes	511.7	250.0
DCS 9.875% Senior Notes	325.0	325.0
DCS Floating Rate Senior Notes	15.6	250.0
DCC 8.875% Senior Notes	419.7	419.7
ACC Credit Facility	100.0	—
ACC 9.5% Senior Notes, net	15.5	14.8
ACC 10.0% Senior Notes	900.0	900.0

Total debt	$2,597.5	$2,469.5

Preferred Stock:
Senior Exchangeable Preferred Stock, 12.25%, net (c)	—	5.1
Senior Exchangeable Preferred Stock, 13.00%, net (d)	—	27.7
Series F Preferred Stock	135.7	135.7

Total preferred stock	$135.7	$168.5

	Nine Months Ended
	September 30,
	2006	2005
	($ in millions)	($ in millions)
Capital Expenditures:	$116.5	$113.2

(a)	Includes $114.1 million and $76.6 million of cash and cash equivalents from American Cellular at September 30, 2006 and December 31, 2005, respectively.

(b)	At September 30, 2006, this balance included $95 million that was used to purchase Highland Cellular on October 5, 2006.

(c)	Net of discount of $(0.1) million at December 31, 2005.

(d)	Net of deferred financing costs of $(0.1) million at December 31, 2005.

Table 3
Dobson Communications Corporation

	For the Quarter Ended
	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$232,324	$223,260	$216,095	$215,008	$221,311
Roaming revenue	87,365	71,043	54,780	63,398	80,430
Equipment and other revenue	16,681	17,756	16,724	15,813	14,078

Total	336,370	312,059	287,599	294,219	315,819

Operating Expenses (excluding depreciation and amortization)
Cost of service	88,809	81,503	76,073	77,380	77,950
Cost of equipment	33,152	36,545	32,570	33,334	32,156
Marketing and selling	42,155	39,996	39,123	35,769	35,535
General and administrative	47,527	46,744	47,325	52,052	50,725

Total	211,643	204,788	195,091	198,535	196,366

EBITDA(a)(b)	$124,727	$107,271	$92,508	$95,684	$119,453

Pops	12,052,700	12,039,200	11,854,000	11,854,000	11,854,000

Post-paid
Gross Adds	92,100	89,600	84,800	80,400	84,800
Net Adds	11,300	13,800	—	(28,000)	(34,500)
Subscribers	1,390,800	1,378,900	1,364,700	1,364,700	1,392,700
Churn	1.95%	1.84%	2.08%	2.62%	2.82%

Pre-paid
Gross Adds	33,300	23,900	22,000	19,000	21,600
Net Adds	14,500	7,700	6,300	300	3,300
Subscribers	88,500	73,200	65,400	59,100	58,800

Reseller
Gross Adds	14,100	14,400	18,500	23,200	25,000
Net Adds	(2,300)	(4,200)	(3,800)	5,200	7,100
Subscribers	109,300	111,600	115,800	119,600	114,400

Total
Gross Adds	139,500	127,900	125,300	122,600	131,400
Net Adds	23,500	17,300	2,500	(22,500)	(24,100)
Subscribers	1,588,600	1,563,700	1,545,900	1,543,400	1,565,900
ARPU	$49.16	$47.89	$46.76	$46.10	$46.77
Penetration	13.2%	13.0%	13.0%	13.0%	13.2%

(a)	Includes $2.7 million, $2.5 million, $2.6 million, $3.3 million and $2.7 million of EBITDA for the quarters ended September 30, 2006, June 30, 2006, March 31, 2006, December 31, 2005 and September 30, 2005, respectively, related to minority interests.

(b)	A reconciliation of EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles is as follows:

Net income (loss)	$27,979	$(6,043)	$(10,897)	$(24,893)	$(63,431)
Add back non-EBITDA items included in net income (loss):
Depreciation and amortization	(47,776)	(48,155)	(50,275)	(51,383)	(49,102)
Gain on disposition of operating assets	1,566	1,593	1,664	1,483	1,432
Interest expense	(57,840)	(57,414)	(57,407)	(58,545)	(62,457)
Loss on redemption of mandatorily redeemable preferred stock	—	(37)	(1,445)	(4,457)	(66,383)
Dividends on mandatorily redeemable preferred stock	—	—	(709)	(1,161)	(5,464)
Other income, net	1,810	1,636	1,842	1,966	2,633
Loss from extinguishment of debt	—	(12,660)	—	(21,698)	—
Minority interests in income of subsidiaries	(2,447)	(2,169)	(2,364)	(2,932)	(2,347)
Income tax benefit (expense)	7,939	3,892	5,289	16,150	(1,196)

EBITDA	$124,727	$107,271	$92,508	$95,684	$119,453

Table 4
Dobson Cellular Systems

	For the Quarter Ended
	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$140,711	$133,739	$128,622	$125,069	$128,599
Roaming revenue	47,869	41,548	31,797	38,532	45,771
Equipment and other revenue	14,701	15,277	14,478	13,271	12,295

Total	203,281	190,564	174,897	176,872	186,665

Operating Expenses (excluding depreciation and amortization)
Cost of service	55,018	52,478	48,206	48,312	48,376
Cost of equipment	20,676	22,613	20,356	20,102	18,708
Marketing and selling	25,007	24,311	23,083	20,770	20,531
General and administrative	27,919	27,319	27,739	30,684	30,137

Total	128,620	126,721	119,384	119,868	117,752

EBITDA(a)(b)	$74,661	$63,843	$55,513	$57,004	$68,913

Pops	6,724,700	6,711,200	6,687,500	6,687,500	6,687,500

Post-paid
Gross Adds	58,200	56,100	51,900	48,400	50,800
Net Adds	11,700	11,500	3,300	(13,000)	(15,700)
Subscribers	797,600	785,300	773,800	770,500	783,500
Churn	1.96%	1.91%	2.10%	2.63%	2.80%
Pre-paid
Gross Adds	21,100	16,100	13,900	13,000	14,600
Net Adds	9,200	5,100	3,000	—	1,700
Subscribers	58,000	48,000	42,900	39,900	39,900
Reseller
Gross Adds	9,400	9,300	11,200	11,100	11,400
Net Adds	1,300	600	700	3,000	3,800
Subscribers	65,900	64,600	64,000	63,300	60,300
Total
Gross Adds	88,700	81,500	77,000	72,500	76,800
Net Adds	22,200	17,200	7,000	(10,000)	(10,200)
Subscribers	921,500	897,900	880,700	873,700	883,700
ARPU	$51.59	$50.15	$49.01	$47.44	$48.23
Penetration	13.7%	13.4%	13.2%	13.1%	13.2%

(a)	Includes $2.7 million, $2.5 million, $2.6 million, $3.3 million and $2.7 million of EBITDA for the quarters ended September 30, 2006, June 30, 2006, March 31,2006, December 31, 2005 and September 30,2005, respectively, related to minority interests.

(b)	A reconciliation of EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles is as follows:

Net income (loss)	$10,851	$(9,303)	$(7,035)	$(7,625)	$3,900
Add back non-EBITDA items included in net income (loss):
Depreciation and amortization	(28,389)	(28,164)	(28,778)	(28,874)	(28,744)
Gain on disposition of operating assets	850	857	915	802	783
Interest expense	(38,232)	(38,562)	(38,434)	(38,559)	(38,198)
Loss from extinguishment of debt	—	(12,549)	—	—	—
Other income, net	2,030	1,761	1,840	1,408	2,132
Minority interests in income of subsidiaries	(2,447)	(2,169)	(2,364)	(2,932)	(2,347)
Income tax benefit	2,378	5,680	4,273	3,526	1,361

EBITDA	$74,661	$63,843	$55,513	$57,004	$68,913

Table 5
American Cellular Corporation

	For the Quarter Ended
	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$91,613	$89,521	$87,473	$89,939	$92,712
Roaming revenue	39,496	29,495	22,983	24,866	34,659
Equipment and other revenue	5,583	6,080	5,848	5,554	4,794

Total	136,692	125,096	116,304	120,359	132,165

Operating Expenses (excluding depreciation and amortization)
Cost of service	35,648	30,881	29,723	30,366	30,872
Cost of equipment	12,476	13,932	12,214	13,232	13,448
Marketing and selling	17,198	15,786	16,276	14,999	15,004
General and administrative	21,344	21,165	21,327	23,077	22,296

Total	86,666	81,764	79,540	81,674	81,620

EBITDA(a)	$50,026	$43,332	$36,764	$38,685	$50,545

Pops	5,328,000	5,328,000	5,166,500	5,166,500	5,166,500

Post-paid
Gross Adds	33,900	33,500	32,900	32,000	34,000
Net Adds	(400)	2,300	(3,300)	(15,000)	(18,800)
Subscribers	593,200	593,600	590,900	594,200	609,200
Churn	1.93%	1.76%	2.04%	2.60%	2.85%

Pre-paid
Gross Adds	12,200	7,800	8,100	6,000	7,000
Net Adds	5,300	2,600	3,300	300	1,600
Subscribers	30,500	25,200	22,500	19,200	18,900

Reseller
Gross Adds	4,700	5,100	7,300	12,100	13,600
Net Adds	(3,600)	(4,800)	(4,500)	2,200	3,300
Subscribers	43,400	47,000	51,800	56,300	54,100

Total
Gross Adds	50,800	46,400	48,300	50,100	54,600
Net Adds	1,300	100	(4,500)	(12,500)	(13,900)
Subscribers	667,100	665,800	665,200	669,700	682,200
ARPU	$45.85	$44.88	$43.80	$44.35	$44.88
Penetration	12.5%	12.5%	12.9%	13.0%	13.2%

(a)	A reconciliation of EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles is as follows:

Net income (loss)	$4,483	$(100)	$(4,969)	$(4,434)	$4,555
Add back non-EBITDA items included in net income (loss):
Depreciation and amortization	(19,343)	(19,948)	(21,454)	(22,509)	(20,358)
Gain on disposition of operating assets	716	736	749	681	649
Interest expense	(24,540)	(23,779)	(23,785)	(23,782)	(23,782)
Other expense, net	(592)	(483)	(258)	(227)	(400)
Income tax (expense) benefit	(1,784)	42	3,015	2,718	(2,099)

EBITDA	$50,026	$43,332	$36,764	$38,685	$50,545

CONTACT:	Dobson Communications, Oklahoma City J. Warren Henry (405) 529-8820